Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT Appoints Gary L. Fischer as Chief Financial Officer

FREMONT, Calif., Aug. 11, 2014 – AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has appointed Gary L. Fischer vice president and chief financial officer, effective Aug. 11, 2014. Fischer will have responsibility for AXT’s global finance and accounting organization and will report to chief executive officer, Morris Young.

"Gary brings to the table a wealth of public-company experience in finance, strategic planning, global operations and investor relations,” said Young. “He has years of executive-level leadership, building technology businesses from early-stage to sustainable long-term profitability and revenue growth. This will be tremendously beneficial to AXT as we seek to increase our footprint in the global marketplace, leveraging our diversified portfolio of products as well as our key competitive differentiators.”

Fischer is a Silicon Valley veteran, with extensive experience working in Asia and Europe. In 1993, he joined ISSI, a leader in advanced memory solutions, as chief financial officer. He took the company public in 1995 and later became its president and chief operating officer. In 2005, Fischer joined eRide, a fabless semiconductor company that develops both GPS devices and software for location-based services. The company was acquired in 2009. Fischer continued with eRide as a consultant into 2014 and expanded his consulting practice to assist a number of growth companies on a variety of finance and M&A projects.

Fischer holds a Master's degree in business from Santa Clara University and a Bachelor of Arts degree from the University of California at Santa Barbara.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.